Exhibit 16.1
March 11, 2025
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 11, 2025, to be filed by our former client, Shoals Technologies Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
    /s/ BDO USA, P.C.